UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 29, 2014

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.02. Termination of a Material Definitive Agreement.

On November 29, 2014, POZEN Inc., a Delaware corporation (“POZEN”) and sanofi-aventis U.S. LLC (“Sanofi”) executed a termination agreement (the “Termination Agreement”) mutually terminating the License and Collaboration Agreement (the “Agreement”) made and entered into as of September 3, 2013 pursuant to which POZEN granted Sanofi the exclusive right to develop and commercialize products containing a combination of immediate release omeprazole and 325 mg or less of delayed release aspirin, including PA32540 and PA8140, in the United States.  Termination of the Agreement was effective on November 29, 2014 (the “Termination Date’).

As of the Termination Date, all licenses granted to Sanofi were terminated and all rights to the products licensed to Sanofi under the Agreement reverted to POZEN.  Specified provisions of the Agreement survive the Termination Date in accordance with the terms of the Agreement, including confidentiality and indemnification obligations, ownership of intellectual property and limitations on liability.

The Termination Agreement further provides for the transfer of specified commercial know-how developed by Sanofi relating to the PA products to POZEN and allows POZEN and any future collaborators to use this know-how to commercialize the products.  The Termination Agreement also provides a mutual release by the parties from any claims arising out of or relating to the Agreement and an ancillary trademark license and domain agreement executed by the parties.

The foregoing is a summary description of the terms of the Termination Agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Termination Agreement, which POZEN intends to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2014, with confidential terms redacted.

A copy of the press release issued in connection with the parties’ announcement of the Termination Agreement is attached hereto as 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release of POZEN Inc. dated December 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Chief Financial Officer

Date:  December 1, 2014